Exhibit 3.19

ARTICLES OF AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

MINNESOTA PRODUCTS, INC.

I, James E. Dwyer, Jr., as Chief Executive Officer of Minnesota Products, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Minnesota, hereby certify as follows:

1. The Corporation was originally incorporated in Minnesota on September 13, 1973 under the name Minnesota Products, Inc.

2. On March 31, 2011, pursuant to Minnesota Statutes, Chapter 302A, the Board of Directors and the sole shareholder of the Corporation adopted resolutions approving the Amended and Restated Articles of Incorporation attached hereto as Exhibit A (the “Restatement”).

3. The Restatement shall supersede and take the place of the Corporation’s existing Articles of Incorporation and all amendments thereto.

IN WITNESS WHEREOF, the undersigned has caused these Articles of Amended and Restated Articles of Incorporation to be signed as of this 31st day of March, 2011.

/s/ James E. Dwyer, Jr.
James E. Dwyer, Jr.
Chief Executive Officer

Exhibit A

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

MINNESOTA PRODUCTS, INC.

ARTICLE I.

The name of this corporation shall be Minnesota Products, Inc.

ARTICLE II.

The period of duration of the corporation shall be perpetual.

ARTICLE III.

The purpose or purposes for which this corporation is organized is as follows.

(a) General business purposes;

(b) To do everything necessary, proposed, advisable or convenient for the accomplishment of the purposes hereinabove set forth and to do all other things incidental thereto or connected therewith which are not forbidden by the laws under which this corporation is organized, by other laws, or by these Articles of Incorporation.

ARTICLE IV.

This corporation shall have all the powers granted to private corporations organized for profit by said Minnesota Business Corporation Act, and in furtherance and not in limitation of the powers conferred by the laws of the State of Minnesota upon corporations organized for the foregoing purposes, the corporation shall have the power:

(a) To acquire, hold, mortgage, pledge or dispose of the shares, bonds, securities or other evidences of indebtedness of the United States of America, or of any domestic or foreign corporation, and while the holder of such shares to exercise all the privileges of ownership, including the right to vote thereon, to the same extent as a natural person might or could do, by the president of this corporation or by proxy appointed by him, unless some other person, by resolution of the Board of Directors, shall be appointed to vote such shares.

(b) To purchase or otherwise acquire on such terms and in such manner as the Bylaws of this corporation from time to time provide, and to own and hold shares of the capital stock of this corporation, and to reissue the same from time to time.

(c) When and as authorized by the vote of the holders of not less than a majority of the shares entitled to vote, at a shareholders’ meeting called for that purpose or when authorized upon the written consent of the holders of a majority of such shares to sell, lease, exchange, or otherwise dispose of all, or substantially all, of its property and assets, including its goodwill, upon such terms and for such considerations, which may be money, shares, bonds, or other instruments as the Board of Directors deems expedient or advisable.

(d) To acquire, hold, lease, encumber, convey, or otherwise dispose of, either alone or in conjunction with others, real and personal property within or without the state; and to take real and personal property by will or gift.

(e) To acquire, hold, take over as a going concern and thereafter to carry on, mortgage, sell or otherwise dispose of, either alone or in conjunction with others, the rights, property and business of any person, entity, partnership, association, or corporation heretofore or hereafter engaged in any business, the purpose of which is similar to the purposes set forth in Article III of these Articles of Incorporation.

(f) To enter into any lawful arrangement for sharing of profits, union of interest, reciprocal association or cooperative association with any corporation, association, partnership, individual, or other legal entity, for the carrying on of any business, the purpose of which is similar to the purposes set forth in Article III of these Articles of Incorporation, and, insofar as it is lawful, to enter into any general or limited partnership, the purpose of which is similar to such purposes.

ARTICLE V.

Any agreement for consolidation or merger with one or more foreign or domestic corporations may be authorized by vote of the holders of a majority of the shares entitled to vote.

ARTICLE VI.

The location and post office address of the registered office of this corporation in the State of Minnesota is Suite 400, 301 Carlson Parkway, Minnetonka, MN 55305.

ARTICLE VII.

The aggregate number of shares which this corporation shall have authority to issue is 25,000 shares with a par value of $1.00 per share, having an aggregate par value of $25,000, which shall be known as “Common Stock.”

(a) The holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of earnings or surplus legally available therefore, dividends, payable either in cash, in property, or in shares of the capital stock of the corporation.

(b) The Common Stock may be allotted as and when the Board of Directors shall determine, and under and pursuant to the laws of the State of Minnesota, the Board of Directors shall have the power to fix or alter, from time to time, in respect to shares then unallotted , any or all of the following: the dividend rate; the redemption price; the liquidation price; the conversion rights and the sinking or purchase fund rights of shares of any class. The Board of Directors shall also have the power to fix the terms, provisions and conditions of options to purchase or subscribe for shares of any class or classes, including the price and conversion basis thereof, and to authorize the issuance thereof.

(c) No holder of stock of the corporation shall be entitled to any cumulative voting rights.

(d) No holder of stock of the corporation shall have any preferential preemptive, or other right of subscription to any shares of any class of stock of the corporation allotted or sold, or to be allotted or sold, and now or hereafter authorized, or to any obligations convertible into stock of the corporation of any class, nor any right of subscription to any part thereof.

ARTICLE VIII.

Meetings of the shareholders, whether annual or special, shall be held at the registered office of the corporation at such time and date as may be fixed by the Bylaws or at any other place designated by the Board of Directors pursuant to the Bylaws or consented to in writing by all of the shareholders entitled to vote thereof.

ARTICLE IX.

(a) The business of this corporation shall be managed by a Board of Directors who shall be elected at the annual meeting of the shareholders, provided, however, that vacancies in the Board of Directors may be filled by the remaining directors and each person so elected shall be a director until his or her successor is elected at an annual meeting of the shareholders or at a special meeting duly called therefore. A director need not be a shareholder.

(b) The Board of Directors shall have authority to make and alter Bylaws, subject to the power of the shareholders to change or repeal such Bylaws, provided, however, that the Board shall not make or alter any Bylaws altering the number, qualifications, or term of the office of Directors.

(c) The number of directors shall be not less than one (1) nor more than seven (7); provided however, that the number of directors shall never be less than three (3), if there are at least three (3) shareholders of the corporation.

ARTICLE X.

(a) No contract or other transaction between the corporation, and one or more of its directors, officers or principal shareholders, or between the corporation and any other corporation, firm, association or other entity, in which one or more of such persons are directors or officers, or are financially interested shall be either void or voidable for that reason alone, or by reason of the fact that one or more interested directors were present at the meeting of the Board, or of a committee thereof, which approved such contract or transaction, or that his, her or their votes were counted for such purpose:

(1) If the fact of such common directorship, officership or financial interest was disclosed or known to the Board or committee, and the Board or committee approved such contract or transaction by a vote sufficient for such purpose without counting the vote of any interested or common directors; or

(2) If such common directorship, officership or financial interest was disclosed or known to the shareholders entitled to vote thereon, and such contract or transaction was approved by vote of the shareholders; or

(3) If the contract, or transaction was fair and reasonable as to the corporation at the time it was approved by the Board, a committee or the shareholders.

Any such common interested directors may be counted in determining the presence of a quorum at the meeting of the Board or of a committee which approves such contract or transaction.

(b) The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, wherever brought, whether civil, criminal, administrative or investigative other than an action by or in the right of, the corporation by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action, or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

(c) The corporation shall indemnify any person who was, or is, a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding wherever brought, by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is, or was, a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged, be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(d) To the extent that a director, officer, employee or agent of this corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Article X(b)hereof, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses, including attorneys’ fees actually and reasonably incurred by him or her in connection therewith.

(e) Any indemnification under Article X(b) hereof, unless ordered by a court, shall be made by this corporation only as authorized in the specific case upon a determination that indemnification to the director, officer, employee, or agent is proper in the circumstances because he or she has met the applicable standard of conduct as set forth in Article X(b) hereof. Such determination shall be made:

(i) By the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or

(ii) If such a quorum is not obtainable, or even if obtainable, a quorum of disinterested directors so directs by independent counsel in a written opinion; or

(iii) By the shareholders.

Any indemnification under Article X(c) hereof, must be ordered by a court.

(f) Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the manner provided in Article X(e) hereof upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the corporation as authorized in this section.

(g) The indemnification provide by this Article X shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. No provision made to indemnify directors or officers for the defense of any civil or criminal action or proceeding whether contained in these Articles of Incorporation, or in the Bylaws of this corporation, a resolution of the shareholders or directors of this corporation, in agreement or otherwise, nor any award of indemnification by a court shall be valid unless consistent with this Article X. Nothing herein contained shall affect any rights of indemnification to which corporate personnel, other than directors and officers, may be entitled by contract or otherwise under law.

(h) This corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of this corporation or is or was serving at the request of this corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in such capacity provided that no indemnification shall be made under any policy of insurance for any act which could not be indemnified by this corporation under this Article X.

(i) Where court approval is required under this Article X it shall be obtained in the manner provided by law. No indemnification, advancement or allowance shall be made under this Article X where the same is prohibited by law.

ARTICLE XI.

Any provision contained in these Articles of Incorporation may be amended solely by the affirmative vote of the holders of a majority of the stock entitled to vote.